TOSHIBA INCREASES INVESTMENT IN AUDIOVOX WIRELESS SUBSIDIARY


Hauppauge, NY, May 29, 2002 ... Audiovox Corporation (Nasdaq: VOXX) today announced that Toshiba Corporation has increased its minority interest in the Company's wireless subsidiary, Audiovox Communications Corp. (ACC), to 25%. Toshiba has held a 5% interest in ACC since 1999. As part of the transaction, ACC and Toshiba Corporation have entered into a distribution agreement under which ACC will, among other things, sell Toshiba Mobile Communications Company products for carrier channels, on an exclusive basis, in North and South America. In addition, the Toshiba brand name will be on certain wireless products sold by ACC.

Under the financial terms of the transaction, Toshiba Corporation has acquired, for aggregate consideration of $32 million, additional shares of ACC bringing its current ownership to 25% and an $8.1 million Subordinated Convertible Note of ACC.

Commenting on the announcement, John Shalam, Chairman, President and CEO of Audiovox Corporation said, "We began our partnership with Toshiba back in 1984 when together we were among the first companies to enter the cellular industry. Over the years that partnership has provided us with the technology that has helped us achieve a leadership position in the wireless industry. I am very pleased that Toshiba Corporation has chosen to increase its investment in our company. It is indicative of Toshiba's commitment to our marketing strategies and distribution. I believe that we are now stronger than ever and that this investment should allow us to compete more effectively in the fast-paced wireless market."

Philip Christopher, President and CEO of Audiovox Communications Corp. stated, "Success in the wireless market today depends more and more on strategic alliances that combine the key elements of technology and distribution. Toshiba provides us with access to technology that should prove valuable as the 3G market develops."

Christopher further stated, "The addition of the well known Toshiba brand to our product line should help us increase market share, particularly in the new personal digital assistant (PDA) products as Toshiba has a solid reputation in the PC market." "

Mr. Tetsuya Mizoguchi, President of Toshiba's Mobile Communications Company stated, "With our technology tied firmly together with Audiovox's strong marketing and sales force, we expect this

                                  Exhibit 99.1
                                        1
enhanced partnership to strengthen our competitiveness in the CDMA market in which we have been participating from the very beginning. We are excited about our future together with Audiovox as our strategic partner."

TOSHIBA INCREASES INVESTMENT....

Berenson Minella & Company served as financial  advisor to Audiovox  Corporation
and  Goldman  Sachs  (Japan)  Ltd.  served  as  financial   advisor  to  Toshiba
Corporation in connection with this transaction.

Audiovox Corporation is an international leader in the marketing of cellular telephones, vehicle security, mobile video, autosound systems, and consumer electronics products. The Company conducts its business through two subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Toshiba Corporation is a leader in information and communications systems, electronic components, consumer products and power systems. Worldwide, Toshiba employs over 176,000 employees, and generates annual sales of over US$40 billion. Toshiba's Mobile Communications Company delivers solutions and innovations in cellular systems and personal digital assistants. Visit Toshiba's website at http://www.toshiba.co.jp/index.htm.

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks such as our ability to keep pace with technological advances, significant competition in the wireless, mobile and consumer electronics businesses, quality and consumer acceptance of newly introduced products, our relationships with key suppliers and customers, market volatility, non-availability of product, excess inventory, price and product competition, new product introductions and other risks detailed in the Company's Quarterly Report on Form 10-Q for the period ended February 28 2002 and in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2001. These factors among others may cause actual results to differ materially from the results suggested in the forward-looking statements.

                                  Exhibit 99.1
                                        2